EXHIBIT 5

                       [Letterhead of The Otto Law Group]


                                 August 26, 2004


Itec Environmental Group, Inc.
693 Hi Tech Parkway, Suite 3
Oakdale, CA 95361

       Re: Registration of Common Stock of Itec Environmental Group, Inc., a Delaware corporation ("Itec Environmental Group").


Ladies and Gentlemen:

         For purposes of the registration on Form S-8 under the Securities Act of 1933, as amended (the "Securities Act"), of 50,000,000 shares of common stock of Itec Environmental Group in connection with the Engagement Agreements between Itec Environmental Group and The Otto Law Group, PLLC (the "Agreement"), we have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion and, based thereon, we advise you that, in our opinion, when such shares have been issued and sold in accordance with the registration statement referenced herein, such shares will be validly issued, fully paid and nonassessable shares of Itec Environmental Group's common stock.

         As the shares under the Agreements which are subject to this opinion are issued under a registration statement pursuant to the Securities Act, they may be issued free and clear of all restrictions.

         We hereby consent to the filing of this opinion as an exhibit to the above described registration statement.


                                                   Very truly yours,

                                                   THE OTTO LAW GROUP, PLLC

                                                   /s/ The Otto Law Group, PLLC


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